UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2015

CELLCEUTIX CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52321	30-0565645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cummings Center, Suite 151-B

Beverly, MA 01915

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (978) 236-8717

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2015, Cellceutix Corporation (the "Company"), entered into a common stock purchase agreement (the "Purchase Agreement") with Aspire Capital Fund, LLC, an Illinois limited liability company ("Aspire Capital") which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $30.0 million of the Company’s common stock over the 36-month term of the Purchase Agreement. The Company also entered into a registration rights agreement with Aspire Capital (the "Registration Rights Agreement"), in which the Company agreed to file one or more registration statements, as permissible and necessary to register, under the Securities Act of 1933, as amended (the "Securities Act"), the sale of the shares of the Company’s common stock that have been and may be issued to Aspire Capital under the Purchase Agreement. The Company has filed with the Securities and Exchange Commission (the “Commission”) a prospectus supplement, dated March 31, 2015, to the Company’s prospectus filed as part of the Company’s effective $75,000,000 million shelf registration statement on Form S-3, File No. 333-199725, registering all of the shares of common stock that have been or may be offered and sold to Aspire Capital from time to time.

On December 6, 2012, the Company entered into a common stock transaction with Aspire Capital where by it sold to Aspire $10,000,000 worth of the Company’s common stock. In addition, on October 25, 2013, the Company entered into a second common stock transaction with Aspire Capital where by it sold to Aspire $20,000,000 worth of the Company’s common stock. There are no trading volume requirements or restrictions under the Purchase Agreement, and the Company will control the timing and amount of sales of the Company’s common stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed by the Company in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by the Company at any time, at its discretion, without any penalty or cost to the Company. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of the Company’s common stock during any time prior to the termination of the Purchase Agreement. Any proceeds the Company receives under the Purchase Agreement are expected to be used for general working capital. The Purchase Agreement also provides for customary events of default, upon the occurrence of which Aspire Capital may terminate the Purchase Agreement.

The foregoing is a summary description of certain terms of the Purchase Agreement and the Registration Rights Agreement. For a full description of all terms, please refer to copies of the Purchase Agreement and the Registration Rights Agreement that are filed herewith as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. All readers are encouraged to read the entire text of the Purchase Agreement and the Registration Rights Agreement.

The legal opinion, including the related consent, of Snell & Wilmer L.L.P. relating to the issuance of shares of the Company’s common stock pursuant to the Purchase Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

5.1	Opinion of Snell & Wilmer L.L.P.

10.1	Common Stock Purchase Agreement, dated as of March 30, 2015, by and between Cellceutix Corporation and Aspire Capital Fund, LLC.

10.2	Registration Rights Agreement, dated as of March 30, 2015, by and between Cellceutix Corporation and Aspire Capital Fund, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellceutix Corporation

Date: March 31, 2015	By:	/s/ Leo Ehrich
	Name:	Leo Ehrlich
	Title:	Chief Executive Officer